Exhibit 10.30
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is entered into as of July 21, 2008 (the “Effective Date”) by and between Kips Bay Medical, LLC (the “Company”) and Symbios Clinical, Inc. (“Symbios”).
WHEREAS, the Company desires to engage Symbios for the purpose of assisting the Company in, clinical activities, as requested on a case-by-case basis during the period of this Agreement; and
WHEREAS, Symbios is willing and able to provide consulting services to the Company according to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained below, the parties agree as follows:
1. Engagement for Consulting Services. Pursuant to the terms of this Agreement, the Company hereby engages Symbios and Symbios hereby accepts such engagement, to consult with the Company with respect to its business upon the Company’s request. Symbios is an independent contractor, and unless specifically authorized in writing by Company, Symbios shall have no authority to act on behalf of or bind the Company in any way by any promise, representation, or agreement. Unless specifically authorized in writing by Symbios the Company shall have no authority to act on behalf of or bind Symbios in any way by any promise, representation, or agreement. No employee or other person working for or on behalf of a party shall be considered to be an employee of the other party under any circumstance or for any purpose, including but not limited to, healthcare or other employee benefits, workmen’s compensation and unemployment insurance; payment of Federal and State income taxes; estimated taxes; any sales, use and services taxes; and all other Federal, State, local, and foreign taxes of any nature imposed with respect to any services or payment under this Agreement.
2. Services to be Rendered
     2.1 Statements of Work. Symbios agrees to provide services to the Company as requested by the Company in connection with activities to be specified during the period of this Agreement. The consulting services to be performed by Symbios shall be set forth in a statement of work (“Statement of Work”) executed by the parties and in the form attached to this Agreement. Each Statement of Work shall set forth (a) a description of the services to be performed and work to be delivered (the “Deliverables”), as well as specifications therefore (“Specifications”); (b) the timing of performance; (c) compensation; and (d) other information specific to the project. Symbios may at its discretion subcontract work outlined in the Statement of Work. Any such work shall involve an agreement between Symbios and the subcontractor, and will not alter the terms of this Agreement. A Statement of Work shall be valid and enforceable when signed by an authorized representative of both parties. Additional work shall not be performed beyond the description, time and cost stated in the Statement of Work, unless an additional or amended Statement of Work is executed by an authorized representative of both parties.
     2.2 Ownership.
          (a) Symbios Documents and Other Technology. Unless otherwise set forth in the relevant Statement of Work, all document templates used or developed by Symbios in performing the services hereunder (“Symbios Documents”) shall at all times remain the sole and exclusive property of Symbios, excluding any Confidential Information of Company contained therein. Symbios hereby grants to Company a non-exclusive, royalty-free, limited license, to use the Symbios Documents solely in conjunction with the Deliverables. Any other technology or materials used by Symbios in the performance of any services hereunder shall be set forth in the relevant Statement of Work, and the Statement of Work shall also set forth the ownership rights of the parties in such technology or materials.

          (b) Ownership of Intellectual Property. Except for the portion of the Symbios Documents not containing Confidential Information, Company will own all right, title and interest in and to any and all Deliverables, Specifications or other materials developed, originated or conceived by Symbios in the performance of its obligations under this Agreement (including, but not limited to, all inventions, ideas, processes, trade secrets, methods, formulas, algorithms, data, programs, works of authorship, improvements, designs, devices, and techniques conceived or originated by Symbios with use of Confidential Information or in the course of providing services hereunder) regardless of the form in which it is provided to Company. Subject to Symbios’ ownership rights in the Symbios Documents as set forth in Section 2.2(a), Symbios hereby assigns to Company all right, title and interest in and to such Deliverables, Specifications and other materials, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Symbios, either alone or jointly with others, as a result of Symbios’ performance of this Agreement. Where applicable, original works of authorship that are made by Symbios, either alone or jointly with others, as a result of Symbios’ performance under this Agreement and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., §101).
3. Period of the Contract
     3.1 Term. The contract period shall extend one year from the date of this Agreement and shall renew automatically for a period of one year unless terminated as provided herein.
     3.2 Termination. Either party may terminate the Agreement: (a) at any time upon written notice, effective 14 days after receipt by the other party of the notice; (b) due to a material breach of this Agreement by the other party, which is not cured within ten (10) days of receipt of written notice thereof; or (c) at any time effective immediately upon notice to the other party if a party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, or otherwise loses legal control of its business.
     3.3 Effect of Termination.
          (a) Return of Confidential Information; Submission of Materials. Within thirty (30) days of termination of this Agreement for any reason, Symbios will return or destroy all copies of the Confidential Information (as defined in Section 5), and will provide written certification of destruction, if requested by Company. Upon termination of this Agreement for any reason, any work undertaken by Symbios up to the date of termination, whether or not completed, will be submitted to Company within ten (10) days after the effective date of termination and Symbios shall not retain any copies thereof except that Symbios may retain those portions of the Symbios Documents that do not contain any Confidential Information.
          (b) Payment. Company’s sole obligation on termination shall be the pro rata payment to Symbios of fees earned and the entirety of any approved expenses incurred by Symbios as a result of work actually performed prior to the effective date of the termination.
          (c) Survival. Sections 2.2, 3.3, and 5 through 12 will survive termination or expiration of this Agreement for any reason.
4. Compensation
     4.1 Fees and Expenses. For the consulting services described herein, Symbios fees vary based on the volume of work and the level of expertise required. The fees charged for specific projects will be as expressly set forth in the applicable Statement of Work. Symbios shall be reimbursed by the Company for pre-approved expenses incurred by Symbios in performing duties under this Agreement, including, without limitation travel, supplies, shipping, and third-party vendor services expenses incurred by Symbios in rendering services. Reimbursement of such expenses shall be made on the basis of itemized statements submitted by Symbios. Upon request, Symbios shall make available any supporting documentation (e.g. receipts) for such expenses.
     4.2 Payment. Symbios will invoice the Company on a monthly basis for time and expenses incurred during the previous month. Upon acceptance of the Deliverables by Company pursuant to the applicable Statement of Work, payment of fees and reimbursement for expenses shall be made within fifteen (15) days of receipt of an itemized monthly invoice and evidence of expenditures from Symbios.
5. Confidential Information - The parties recognize that all of the Company’s proprietary and/or confidential information including, but not limited to, operating methods, technology, ideas, data, devices, trade secrets, inventions, patents, patent applications, trademarks, trademark applications, processes, improvements, know how, other works of authorship, designs, marketing and regulatory strategy, customer lists, and any other proprietary or confidential information (“Confidential Information”) of the Company is unique and was developed or acquired at great cost to and investment by the Company. As such, any Confidential Information obtained by Symbios from the Company since the Effective Date, regardless of the form in which it was disclosed, shall be kept secret and not revealed, divulged, used, or made known to anyone, except as required by law (based on the opinion of Symbios’ legal counsel and provided that Symbios provides the Company with reasonable advance notice of such required disclosure, use, release or divulgence) or to discharge Symbios’ duties described herein.
     5.1 Information is not confidential or proprietary if it is in the public domain at the time the Company discloses it to Symbios, was known to Symbios prior to the Effective Date and disclosed under no duty of confidentiality, or becomes known to Symbios from a source independent of the Company and such source is under no duty of confidentiality to Company.
     5.2 Symbios may disclose confidential and proprietary information acquired as a result of this Agreement only to its employees, agents or affiliates who (a) have a need to know such information for the purpose of Symbios’ performance hereunder, and (b) are subject to a confidentiality or nondisclosure agreement substantially similar to the confidentiality and nondisclosure terms set forth in this Agreement that protects as confidential any information disclosed as a result of this Agreement.
     5.3 It is agreed by the parties that the unauthorized disclosure or use of Company’s Confidential Information would cause immediate or irreparable injury to Company which would not adequately be compensated by monetary damages. Symbios therefore acknowledges and agrees that Company may obtain any temporary or permanent injunctive relief necessary to prevent such disclosure or use, or threat of disclosure or use in addition to other remedies otherwise available at law or in equity.
     5.4 Upon request, all proprietary or confidential documents or electronic information (including all information and Symbios work product containing Confidential Information) provided to or generated by Symbios will be returned to the Company or will be destroyed in accordance with the Company’s instructions except that the Company, in its sole discretion, may allow in writing Symbios to use certain Confidential Information. No individual Symbios employee assigned to a project for Company will be allowed to work on a project for a directly competing product during and for a period of 12 months following the termination of this Agreement. Symbios has established procedures to ensure that all work and information associated with the affected projects would be effectively separated through establishment of a “Chinese wall”. All files and activity would be appropriately segregated to protect Confidential Information and eliminate the possibility of conflict of interest. In any event, Symbios shall notify Company if Symbios has agreed to perform services for any person or entity that would be reasonably deemed by Company to be a direct competitor. Company may terminate this Agreement at any time immediately upon written notice to Symbios if, in its sole judgment, a conflict of interest exists or is imminent.
6. Warranties, Indemnification and Limitation of Liability.

     6.1 Warranties. Symbios represents and warrants the following to Company: (a) Symbios’ performance of the terms of this Agreement does not breach any other arrangement or agreement to which Symbios or any of its employees are a party, or create any conflict of interest on the part of Symbios or any of its employees whatsoever; (b) all Deliverables will conform to the Specifications (the failure of the Deliverables to so match the Specifications will be promptly cured by Symbios at the Company’s request during the term of this Agreement); and (c) the Symbios Documents will not infringe any patent, copyright, trade secret or other intellectual property rights of any third party.
     6.2 Indemnification. Symbios will indemnify, defend and hold Company harmless against any and all losses, damages, demands, costs and expenses, including reasonable attorney’s fees, arising from any suit, claim or proceeding brought against Company by a third party relating to: (i) use of the Symbios Documents and other technology; and (ii) a breach by Symbios of its obligations under this Agreement, including, without limitation, the representations and warranties described in Section 6.1. The Company will promptly notify Symbios of any such claim, and will assist Symbios in defending the action by providing, at Symbios’ expense, the information and assistance Symbios reasonably needs.
Company agrees to defend, indemnify and hold Symbios harmless against any and all losses, claims, demands, judgments and liability, including reasonable attorney’s fees, resulting from the Company’s gross negligence or intentional misconduct under this Agreement, except to the extent that such losses, costs, claims, demands, judgments or liability are due to Symbios’s negligence or wrongful act(s).
     6.3 Limitation of Liability. Neither party will be liable to the other for any special, incidental, consequential, indirect, or punitive damages (including, without limitation, loss of profits), even if advised of the possibility thereof.
7. Waiver and Modification; Severability - No breach of any provision of this Agreement by the parties can be waived unless it is in writing. Waiver of one breach shall not be deemed a waiver of any other breach of the same or any other provision in the Agreement. This Agreement can be modified only by written agreement of both parties. If any provision of this Agreement is found unenforceable under any of the laws or regulations applicable thereto, that or provision term will be deemed stricken from this Agreement, but such invalidity or unenforceability will not invalidate any of the other terms or provisions of this Agreement.
8. Governing Law - The laws of Minnesota govern the validity, construction, and performance of this Agreement.
9. Entire Agreement; Assignment; Binding Effect. - This document and all attachments hereto constitute the entire Agreement of the parties. In the event of a conflict between the terms of this Agreement and any Statement of Work, the terms of the Statement of Work shall control. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, and all of which, taken together, shall upon execution and delivery of identical counterparts by both of the parties, comprise a single agreement. This Agreement supersedes any and all prior oral or written agreements, arrangements, or communications by and between the parties with respect to the subject matter hereof. Symbios shall not assign any of its rights or obligations under this Agreement without the prior written consent of Company. This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns.
10. Force Majeure. Neither party shall be liable for its failure to perform any of its obligations under this Agreement due to any circumstances beyond its reasonable control, including, without limitation, acts of government, riots, disturbance, war, strikes, prolonged shortage of supplies, fire, flood, and other natural disasters, provided that the party experiencing the delay promptly notifies the other of the delay.
11. Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed effective on the personal delivery of that notice, if mailed, forty-eight (48) hours after being deposited in the United States mail, postage prepaid, and addressed to the party to whom it is directed at the address set forth above (or such other address provided in writing to the other party).
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed for and on behalf of each through their employee or agent duly authorized to execute this Agreement, to be effective as of the date provided on the first page of this Agreement.

For:	Symbios Clinical, Inc.	For:	Kips Bay Medical, LLC

By:	/s/ Ryan Wilson	By:	/s/ Mike Winegar

Name:	Ryan Wilson	Name:	Mike Winegar

Title:	President and CEO	Title:	Vice President

STATEMENT OF WORK
Summary of Work:
Symbios Clinical will manage data for the Kips Bay Medical study (protocol# 08-001), titled “eSVS Mesh External Saphenous Vein Support Trial”
Scope of Work:
The following material assumptions apply to this Attachment
•	# Sites: 6

•	# Patients: 120

•	Study Type: Medical Device IDE

•	Geography: Multiple investigational sites internationally

•	Clinical Database: ClinDex
Description of Services, Budget and Payment Scheduled
The parties acknowledge the cost uncertainties inherent to this Work Order, and that the costs in this Work Order are based on incomplete information and/or information exchanged by the parties. In the event that during the study, Company requests that Symbios Clinical provide services that differ significantly from the assumptions laid forth in this Statement of Work, the parties agree that that monthly payment amount will be adjusted to reflect the change in the level or timing of services. Such adjustments must be agreed to by the parties in writing.
The following are the services and fees corresponding to this Statement of Work:
•	Database Development
o	Creation of case report forms and fields in ClinDex including edit checks. Development of study reports for managing study and reporting study progress. Includes validation and 21CFR Part 11 compliance statement.

o	$19,000 payable upon completion of database (excluding edit checks and defined reports)

o	$5,000 payable upon completion of edit checks and defined reports
•	Patient Binder Preparation
o	Create patient binder (print CRFs and tabs, collate in patient binders, ship to site). Track and replenish patient binders as needed.

o	$10 per patient binder payable when sent to sponsor
•	Data Entry
o	First and second pass double data entry.

o	$3 per CRF per entry payable upon completion each data entry pass
•	Data Review
o	Review all data for accuracy and completeness. Create discrepancy clarification forms and communicate with sites to resolve discrepancies.

o	$10 per patient per CRF payable upon completion of review
•	Database Maintenance
o	Ongoing maintenance of database, backups, database user administration

o	$250 per month payable at the end of each month, pro-rated for partial months
•	Achieving
o	Final achieving of database and transfer of data to sponsor.

o	$1,500 payable upon deliverable and acceptance of archived data on storage media
Invoicing will be done monthly and contain any of the above applicable fees incurred in the prior month.

For:	Symbios Clinical, Inc.	For:	Kips Bay Medical, LLC

By:	/s/ Ryan Wilson	By:	/s/ Mike Winegar

Name:	Ryan Wilson	Name:	Mike Winegar

Title:	President and CEO	Title:	Vice President